UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2010
CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 216 Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Chatham Lodging Trust (the “Company”) appointed Dennis M. Craven as the Executive Vice President and Chief Financial Officer of the Company effective as of September 9, 2010. Mr. Craven replaces Julio E. Morales, who will remain with the Company in a transition capacity for 30 days.
     Mr. Craven, age 39, previously served as Executive Vice President and Chief Financial Officer of Innkeepers USA Trust (“Innkeepers”), a NYSE-listed hotel real estate investment trust (“REIT”), from March 2006 until the acquisition of Innkeepers by an affiliate of Apollo Investment Corporation in June 2007. Following the acquisition, Mr. Craven continued to serve as Chief Financial Officer of Innkeepers until August 2010. Prior to joining Innkeepers in 2006, Mr. Craven was a partner in Addison Capital Advisors, a venture capital firm based in Memphis, Tennessee, and served as Senior Vice President and Chief Accounting Officer of Independent Bank in Memphis. Prior to that, he served as Vice President and Controller, and later Vice President and Chief Accounting Officer, of RFS Hotel Investors, Inc. (“RFS”), a NYSE-listed hotel REIT. Prior to joining RFS, Mr. Craven was a senior manager with PricewaterhouseCoopers LLP in Memphis and London.
     Pursuant to the terms of an employment agreement between Mr. Craven and the Company, Mr. Craven will be paid an annual base salary of $285,000, subject to increase at the discretion of the Company’s board of trustees or its compensation committee (the “Compensation Committee”). Under the employment agreement, Mr. Craven will be eligible to earn an annual cash bonus at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Compensation Committee are achieved. In addition, the Company will grant Mr. Craven an aggregate of 10,450 restricted common shares (the “Restricted Shares”) and an aggregate of 26,250 long-term incentive plan units (“LTIP Units”), each pursuant to its Equity Incentive Plan. The Restricted Shares will vest ratably over the first three anniversaries of the date of grant and the LTIP Units will vest ratably over the first five anniversaries of the date of grant.
     In the event that Mr. Craven is terminated by the Company without “cause” or resigns for “good reason” (as such terms are defined in the employment agreement), he would be entitled to receive any earned by unpaid compensation up to the date of his termination and any benefits due to him under the Company’s employee benefit plans, except that if such termination occurs after the first anniversary of Mr. Craven’s employment start date, all outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if his employment had not terminated. In addition, Mr. Craven shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to his base salary at the time of termination, an amount equal to the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination and an amount equal to the annual premium or cost paid by the Company for his health, dental, vision, disability and life insurance coverage in effect on his termination date.
     Mr. Craven’s employment agreement provides for higher severance payments in the event of termination without “cause” no more than ninety days before a change in control (as defined in the employment agreement) or on or after a change in control or upon resignation for “good reason” on or after a change in control.
Item 7.01.	Regulation FD Disclosure.
     On September 9, 2010, the Company issued a press release announcing the appointment of Mr. Craven, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description
99.1	Press Release dated September 9, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST (Registrant)
Date: September 10, 2010	By:	/s/ Jeffrey H. Fisher
Jeffrey H. Fisher
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated September 9, 2010